Exhibit 31.2

BANK OF AMERICA, NATIONAL ASSOCIATION AS SUCCESSOR BY MERGER TO LASALLE BANK NATIONAL ASSOCIATION

ANNUAL REPORT BACKUP CERTIFICATION

In connection with the preparation and delivery of the annual report on Form 10-K of MS Structured Asset Corp. for the fiscal year ending December 31, 2010 (“Fiscal Year”) and the certifications given on behalf of SATURNS Trust No. 2006-2 with respect thereto, the undersigned hereby certifies that he is a duly elected Senior Vice President of Bank of America, National Association as successor by merger to LaSalle Bank National Association and further certifies in his capacity as such as follows:

1. Bank of America, National Association as successor by merger to LaSalle Bank National Association has prepared all distribution reports with respect to each distribution date for SATURNS Trust No. 2006-2 and, if permitted under the applicable rules and regulations of the Securities Exchange Commission and the procedures with respect thereto that have been mutually agreed upon by MS Structured Asset Corp. and Bank of America, National Association as successor by merger to LaSalle Bank National Association, has filed a copy of such reports on Form 10-D during the Fiscal Year as described on Exhibit A hereto.

2. I have reviewed all reports on Form 10-D containing distribution reports filed in respect of periods included in the Fiscal Year covered by the annual report of MS Structured Asset Corp. on behalf of SATURNS Trust No. 2006-2;

3. I am familiar with the operations of Bank of America, National Association as successor by merger to LaSalle Bank National Association with respect to the SATURNS program and SATURNS Trust No. 2006-2 and the requirement imposed by the trust agreement;

4. Based on my knowledge, the information in the distribution reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the Fiscal Year covered by the annual report;

5. Based on my knowledge, the information required to be provided under each trust agreement, for inclusion in the distribution reports, is included in the distribution reports;

6. Based on my knowledge, and except as disclosed in the distribution reports, or the certificates required to be delivered pursuant to Item 1122 or Item 1123 of 17 CFR Section 229.1100 (“Regulation AB”), the trustee has fulfilled its obligations, including any servicing obligations, under the trust agreement for the Fiscal Year.

7. Based on my knowledge, and except as disclosed in the distribution reports, there are no material legal proceedings pending with respect to the trust, involving the trust or Bank of America, National Association as successor by merger to LaSalle Bank National Association as trustee of the trust.

By: /s/Thomas M. O’Connor
Name: Thomas M. O’Connor
Title: Senior Vice President
Date: March 25, 2011

Exhibit A

SATURNS Trust No.:	Closing Date	Collateral	Payment Dates	Form 10-D Filing Dates (Not Trust Agreement Filings in connection with Closing Date) For FY 2010
2006-2	8/2/2006	Cummins Inc.	03/01/2010	03/09/2010
2006-2	8/2/2006	Cummins Inc.	09/01/2010	09/09/2010